Consent of Independent Certified Public Accountants

We have issued our report dated November 12, 1998, accompanying the financial statements of Holloman Corporation: January 13, 1998- accompaning the financial statements of Holloman Construcion Co; and July 31, 1998- accompaning financial statements of T-sisters Leasing, LLC incorporated by reference in the
Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Expert."


/s/ Johnson Miller & Co.

Johnson Miller & Co.
Odessa, Texas
December 8, 1998